SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, DC  20549

                           ____________________


                               SCHEDULE 13G
                              (Rule 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
       TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)
                           (Amendment No.   )*


                          THE EXPLORATION COMPANY
______________________________________________________________________________
                             (Name of Issuer)


                  COMMON STOCK, PAR VALUE $.01 PER SHARE
______________________________________________________________________________
                      (Title of Class of Securities)


                                 30213320
______________________________________________________________________________
                              (CUSIP Number)

                              March 10, 1998
______________________________________________________________________________
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ] Rule 13d-1(b)
        [X] Rule 13d-1(c)
        [ ] Rule 13d-1(d)

_________________________

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 30213320               13G                        Page  of  Pages


 1. NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    PENSIONSKASSE DER F. HOFFMANN - LA ROCHE A.G.

 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [ ]

 3. SEC USE ONLY

 4. CITIZENSHIP OR PLACE OF ORGANIZATION

    SWITZERLAND

      NUMBER OF       5.   SOLE VOTING POWER             725,000
        SHARES
     BENEFICIALLY     6.   SHARED VOTING POWER
        OWNED
       BY EACH        7.   SOLE DISPOSITIVE POWER        725,000
      REPORTING
     PERSON WITH      8.   SHARED DISPOSITIVE POWER

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    725,000

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    4.6%

12. TYPE OF REPORTING PERSON*

    EP

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 30213320               13G                        Page  of  Pages

 1. NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    PENSIONSKASSE II DER F. HOFFMANN - LA ROCHE A.G.

 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [ ]

 3. SEC USE ONLY

 4. CITIZENSHIP OR PLACE OF ORGANIZATION

    SWITZERLAND

  NUMBER OF     5.  SOLE VOTING POWER             349,600
   SHARES
BENEFICIALLY    6.  SHARED VOTING POWER
  OWNED BY
    EACH        7.  SOLE DISPOSITIVE POWER        349,600
 REPORTING
PERSON WITH     8.  SHARED DISPOSITIVE POWER

 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    349,600

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES

    CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    2.24%

12. TYPE OF REPORTING PERSON*

    EP

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:

            The Exploration Company

Item 1(b).  Address of Issuer's Principal Executive Offices:

            500 North Loop 1604 East, Suite 250, San Antonio, TX 78232

Item 2(a).  Name of Person Filing:

            Pensionskasse der F. Hoffmann - La Roche A.G. ("Fund I") and Pensionskasse II der F. Hoffmann - La Roche A.G. ("Fund II" and together with Fund I, the "Funds")

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            Grenzacherstrasse 124, 4070 Basel, Switzerland

Item 2(c).  Citizenship:

            Each of the Funds is organized under the laws of Switzerland

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.01 per share

Item 2(e).  CUSIP Number:

            30213320

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            (a) [ ] Broker or dealer registered under Section 15 of the
                    Exchange Act;

            (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act;

            (d) [ ] Investment company registered under Section 8 of the
                    Investment Company Act;

            (e) [ ] An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            (h) [ ] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

            (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.  Ownership.

            Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.

            Fund I:

            (a) Amount beneficially owned: 725,000

            (b) Percent of class: 4.6%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 725,000

                 (ii) Shared power to vote or to direct the vote: 0

                (iii) Sole power to dispose or to direct the disposition of:
                      725,000

                 (iv) Shared power to dispose or to direct the disposition of:
                      0

            Fund II:

            (a) Amount beneficially owned: 349,600

            (b) Percent of class: 2.24%

            (c) Number of shares as to which such person has:

                  (i) Sole power to vote or to direct the vote: 349,600

                 (ii) Shared power to vote or to direct the vote: 0

                (iii) Sole power to dispose or to direct the disposition of:
                      349,000

                 (iv) Shared power to dispose or to direct the disposition of:
                      0

Item 5.  Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not applicable

Item 8.  Identification and Classification of Members of the Group.

            Not applicable

Item 9.  Notice of Dissolution of Group.

            Not applicable

Item 10. Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                 SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    PENSIONSKASSE DER F. HOFFMANN - LA
                                    ROCHE A.G.

                                                December 14, 1998
                                    -----------------------------------------
                                                    (Date)

                                    /s/ Peter Matter  /s/ Dr. Bruno Maier
                                    -----------------------------------------
                                                  (Signature)

                                        Peter Matter      Dr. Bruno Maier
                                    Authorized Signatory Authorized Signatory
                                    -----------------------------------------
                                                 (Name/Title)


                                    PENSIONSKASSE II DER F. HOFFMANN - LA
                                    ROCHE A.G.


                                                December 14, 1998
                                    -----------------------------------------
                                                    (Date)

                                    /s/ Peter Matter  /s/ Dr. Bruno Maier
                                    -----------------------------------------
                                                  (Signature)

                                        Peter Matter      Dr. Bruno Maier
                                    Authorized Signatory Authorized Signatory
                                    -----------------------------------------
                                                  (Name/Title)


            The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

               Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).